EXHIBIT 99.1

CPI Corp.
news for immediate release                 FOR RELEASE December 22, 2011

FOR FURTHER INFORMATION CONTACT:

NAME	Jane Nelson	FROM	CPI Corp.
ADDRESS	1706 Washington Avenue	CITY	St. Louis
STATE, ZIP	Missouri, 63103	TELEPHONE	(314) 231-1575

CPI CORP. ANNOUNCES 2011 THIRD-QUARTER RESULTS

ST. LOUIS, December 22, 2011 - CPI Corp. (NYSE: CPY) today reported results for the fiscal 2011 third quarter ended November 12, 2011.

•	Fiscal 2011 third-quarter sales declined 11% to $95.0 million from $106.2 million in the prior-year third quarter.

◦	Third-quarter PictureMe Portrait Studio® brand comparable store sales, described herein, decreased 15% versus the same period last year.

◦	Third-quarter Sears Portrait Studio brand comparable store sales, described herein, decreased 16% versus the same period last year.

◦	Third-quarter Kiddie Kandids comparable store sales, described herein, decreased 25% versus the same period last year.

◦	Bella Pictures® operations contributed $3.6 million in net sales in the third quarter of 2011.

•
Fiscal 2011 third-quarter Adjusted EBITDA declined to a loss of ($7.5) million from a loss of ($3.5) million in the prior-year third quarter due to comparable store sales declines, offset in part by cost reductions.

•
Fiscal 2011 third-quarter diluted EPS improved to ($1.03) compared to ($1.05) in the prior-year period primarily due to cost reductions and certain tax benefits recognized related to a change in the annualized effective tax rate and a previous uncertain tax position.

“Third quarter and early holiday season sales underperformed our expectations due in large part to less effective marketing offers,” said Renato Cataldo, chief executive officer. “We are responding by aggressively retooling our studio sales and marketing programs for the new year, and we expect to generate substantially improved results in the coming quarters. On a more positive note, we are exceeding our cost reduction goals and also making significant progress on our business expansion initiatives.”

Net sales for the third quarter of fiscal 2011 decreased 11% to $95.0 million from the $106.2 million reported in the fiscal 2010 third quarter.  Net sales for the 2011 third quarter were positively impacted by net revenue recognition change ($1.0 million), net studio openings ($600,000), Bella sales ($3.6 million) and other items ($1.1 million).  Excluding the above impacts, comparable same-store sales in the quarter decreased approximately 16%.

Net loss for the third quarter in fiscal 2011 was ($7.3) million or ($1.03) per diluted share, compared with a loss of ($7.7) million, or ($1.05) per diluted share, reported for the third quarter of fiscal 2010. Third-quarter results were significantly affected by comparable store sales declines, other charges and impairments related principally to one-time costs associated with the opening of certain Portrait Gallery studio locations and severance and certain tax benefits recognized related to a change in the annualized effective tax rate and a previous uncertain tax position. Foreign currency translation effects and the Bella operations did not have a material impact on the Company's results in the third quarter of 2011. Adjusted EBITDA declined to a loss of ($7.5) million in the third quarter of 2011 from a loss of ($3.5) million in the prior-year third quarter due to comparable store sales declines, offset in part by cost reductions.

Net sales from the Company's PictureMe Portrait Studio® (PMPS) brand, on a comparable same-store basis, excluding impacts of revenue deferral related to the loyalty program and other items totaling $1.4 million, decreased 15% in the third quarter of 2011 to $48.4 million from $57.0 million in the third quarter of 2010.  The decrease in PMPS sales for the third quarter was the result of a 13% decrease in the number of sittings and a 3% decrease in the average sale per customer sitting.

Net sales from the Company's Sears Portrait Studio (SPS) brand, on a comparable same-store basis, excluding impacts of net revenue recognition change, studio closures and other items totaling $400,000, decreased 16% in the third quarter of 2011 to $38.3 million from $45.4 million in the third quarter of 2010.  The decrease in SPS sales for the third quarter was the result of a 13% decline in the average sale per customer sitting and a 3% decline in the number of sittings.

Net sales from the Company's Kiddie Kandids (KK) studio operations, on a comparable same-store basis, excluding impacts of studio openings and other items totaling $500,000, decreased 25% in the third quarter of 2011 to $6.2 million from $8.3 million in the third quarter of 2010.  The decrease in KK sales for the third quarter was the result of a 15% decline in the average sale per customer sitting and a 13% decline in the number of sittings.

The Bella operations contributed approximately $3.6 million in net sales in the third quarter of 2011.

Cost of sales, excluding depreciation and amortization expense, increased to $8.7 million in the third quarter of 2011, from $7.5 million in the third quarter of 2010 primarily due to incremental costs associated with the Bella operations, offset in part by lower overall production levels.

Selling, general and administrative (SG&A) expense declined to $93.9 million in the third quarter of 2011, from $102.1 million in the third quarter of 2010, as the benefits of reduced studio and corporate employment costs, employee insurance and host store commissions were offset in part by costs incurred in connection with the Bella operations, which increased SG&A expense by $1.4 million in the 2011 third quarter.

Depreciation and amortization expense was $4.7 million in the third quarter of 2011, compared with $5.3 million in the third quarter of 2010.  Depreciation expense decreased as a result of the full depreciation of certain digital assets throughout fiscal 2010.

In the third quarter of 2011, the Company recognized a charge of $1.4 million in other charges and impairments, compared with $3.6 million in the third quarter of 2010.  The current-quarter charges primarily related to one-time costs associated with the opening of certain Portrait Gallery studio locations and severance.  The prior-year charges included a downward adjustment to the carrying value of a large facility previously classified as "held for sale" and the write-off of debt fees related to the Company's former credit facility.

Interest expense increased to $1.3 million in the third quarter of 2011, from $0.9 million in the third quarter of fiscal 2010 primarily as the result of a favorable change to the interest rate swap value in the prior year (the agreement expired in the third quarter of fiscal year 2010).

Income tax benefit was ($8.0) million and ($5.5) million in the third quarters of 2011 and 2010, respectively.  The resulting effective tax rates were 52% and 42% in 2011 and 2010, respectively.  The change in the effective tax rate in 2011 is due primarily to a change in the annualized effective tax rate, as well as certain tax benefits recognized related to a previous uncertain tax position.

Capital Structure
On December 16, 2011, the Company entered into an amendment to the Credit Agreement (the “Amendment”) which included the following terms:

•	A suspension of the leverage ratio test (as defined, Total Funded Debt to EBITDA) for the quarter ended November 12, 2011;

•	A reduction of the revolving commitment under the Credit Agreement from $105 million to $90 million; and

•	Suspension of dividend and other restricted payments, including share repurchases, until the Company presents evidence of its compliance with its debt covenants.

If the leverage ratio test for the quarter ended November 12, 2011 had not been suspended, the Company would not have been in compliance with this covenant. The Company is currently evaluating long-term financing alternatives, which may include further amendment to the Credit Agreement. Until such time as financing alternatives and/or amendments are formalized, the balance outstanding under the revolving credit facility ($73.5 million as of November 12, 2011 and $65.0 million as of December 21, 2011) has been classified as current in the consolidated balance sheet. While there is no certainty, the Company expects to resolve the compliance matters at which point we believe the debt will no longer be classified as current.

NYSE Listing
As previously announced, the Company received notice from the New York Stock Exchange (“NYSE”) on October 12, 2011, that it is out of compliance with the NYSE's listing standards. The Company submitted a plan to restore compliance with continued listing standards and is awaiting comment from the NYSE. It is possible that, depending on continuing trading factors and the outcome of discussions with the NYSE, the Company may need to seek listing on alternative markets in the near future.

Preliminary Fourth-Quarter Net Sales
The Company's preliminary comparable same-store net sales on a point-of-sale basis for the first five weeks of the fourth quarter of fiscal 2011, excluding Bella and foreign currency translation, declined 21% to $61.7 million from $77.8 million in the same period last year.

Conference Call/Webcast Information
The Company will host a conference call and audio webcast on Thursday, December 22, 2011, at 10:00 a.m. Central time to discuss the financial results and provide a Company update. To participate on the call, please dial 866-510-0708 or 617-597-5377 and reference passcode 18483907 at least five minutes before start time.

The webcast can be accessed on the Company's own site at http://www.cpicorp.com as well as http://www.earnings.com. To listen to a live broadcast, please go to these websites at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software. A replay will be available on the above websites as well as by dialing 888-286-8010 or 617-801-6888 and providing passcode 95838787. The replay will be available through January 5, 2012 by phone and for 30 days on the Internet.

CPI Corp. uses the Investor Relations page of its website at http://www.cpicorp.com to make information available to its investors and the public. You can sign up to receive e-mail alerts whenever the Company posts new information to the website.

About CPI Corp.
For more than 60 years, CPI Corp. (NYSE: CPY) has been dedicated to helping customers conveniently create cherished photography portrait keepsakes that capture a lifetime of memories. Headquartered in St. Louis, Missouri, CPI Corp. provides portrait photography services at approximately 3,000 locations in the United States, Canada, Mexico and Puerto Rico and offers on location wedding photography and videography services through an extensive network of contract photographers and videographers. CPI's conversion to a fully digital format allows its studios and on location business to offer unique posing options, creative photography selections, a wide variety of sizes and an unparalleled assortment of enhancements to customize each portrait - all for an affordable price.

Forward-Looking Statements
The statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties.  The Company identifies forward-looking statements by using words such as “preliminary,” “plan,” “expect,” “looking ahead,” “anticipate,” “estimate,” “believe,” “should,” “intend” and other similar expressions.  Management wishes to caution the reader that these forward-looking statements, such as the Company’s outlook with respect to the integration of the Bella Pictures® business, portrait studios, net income, future cash requirements, cost savings, compliance with debt covenants, valuation allowances, reserves for charges and impairments, capital expenditures and other similar statements, are only predictions or expectations; actual events or results may differ materially as a result of risks facing the Company.  Such risks include, but are not limited to: the Company's dependence on Walmart, Sears and Toys “R” Us, the approval of the Company’s business practices and operations by Walmart, Sears and Toys “R” Us, the termination, breach, limitation or increase of the Company's expenses by Walmart under the lease and license agreements and Sears and Toys “R” Us under the license agreements, the Company's ability to comply with its debt covenants under its revolving credit facility, the Company's ability to generate sufficient cash flow or raise additional capital to cover its operating expenses, the inability of the Company to pay dividends, the Company's failure to restore compliance with the continued listing rule of the New York Stock Exchange which could cause the Company's common stock to be delisted from the New York Stock Exchange, the integration of the Bella Pictures® operations into the Company and the continued development and operation of the Bella Pictures® business, customer demand for the Company's products and services, the development and operation of the Kiddie Kandids business, the economic recession and resulting decrease in consumer spending, manufacturing interruptions, dependence on certain suppliers, competition, dependence on key personnel, fluctuations in operating results, a significant increase in piracy of the Company's photographs, widespread equipment failure, restrictions on the Company’s business imposed by agreements governing its debt, implementation of marketing and operating strategies, outcome of litigation and other claims, impact of declines in global equity markets to the pension plan and the impact of foreign currency translation. The risks described above do not include events that the Company does not currently anticipate or that it currently deems immaterial, which may also affect its results of operations and financial condition.  The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

CPI CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share amounts)

	16 Weeks Ended		40 Weeks Ended
	November 12, 2011	November 13, 2010	November 12, 2011	November 13, 2010
Net sales	$95,025	$106,174	$254,541	$278,086

Cost and expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	8,650	7,544	20,988	19,905
Selling, general and administrative expenses	93,890	102,139	234,423	244,655
Depreciation and amortization	4,668	5,267	12,422	14,088
Other charges and impairments	1,449	3,645	6,344	2,889
	108,657	118,595	274,177	281,537

Loss from operations	(13,632)	(12,421)	(19,636)	(3,451)

Interest expense	1,286	883	2,560	3,209
Other (expense) income, net	(281)	117	(240)	587
Loss from operations before income tax benefit	(15,199)	(13,187)	(22,436)	(6,073)

Income tax benefit	(7,950)	(5,474)	(9,550)	(3,082)

Net loss	(7,249)	(7,713)	(12,886)	(2,991)
Net (loss) income attributable to noncontrolling interest	1	—	(139)	—

NET LOSS ATTRIBUTABLE TO CPI CORP.	$(7,250)	$(7,713)	$(12,747)	$(2,991)

NET LOSS PER COMMON SHARE

Net loss per common share attributable to CPI Corp. - diluted	$(1.03)	$(1.05)	$(1.81)	$(0.41)

Net loss per common share attributable to CPI Corp. - basic	$(1.03)	$(1.05)	$(1.81)	$(0.41)

Weighted average number of common and common equivalent shares outstanding-diluted	7,040	7,312	7,027	7,271

Weighted average number of common and common equivalent shares outstanding-basic	7,040	7,312	7,027	7,271

...more

CPI CORP.
ADDITIONAL CONSOLIDATED OPERATING INFORMATION
(In thousands)

	16 Weeks Ended		40 Weeks Ended
	November 12, 2011	November 13, 2010	November 12, 2011	November 13, 2010

Capital Expenditures	$4,002	$3,931	$7,963	$12,128

EBITDA is calculated as follows:
Net loss attributable to CPI Corp.	(7,250)	(7,713)	(12,747)	(2,991)
Income tax benefit	(7,950)	(5,474)	(9,550)	(3,082)
Interest expense	1,286	883	2,560	3,209
Depreciation and amortization	4,668	5,267	12,422	14,088
Other non-cash charges, net	27	2,997	(36)	3,131

EBITDA (1) & (5)	$(9,219)	$(4,040)	$(7,351)	$14,355

Adjusted EBITDA (2)	(7,509)	(3,511)	(732)	13,526

EBITDA margin (3)	(9.70)%	(3.81)%	(2.89)%	5.16%

Adjusted EBITDA margin (4)	(7.90)%	(3.31)%	(0.29)%	4.86%

(1) EBITDA represents net earnings from continuing operations before interest expense, income taxes, depreciation and amortization and other non-cash charges. EBITDA is included because it is one liquidity measure used by certain investors to determine a company's ability to service its indebtedness. EBITDA is unaffected by the debt and equity structure of the company. EBITDA does not represent cash flow from operations as defined by GAAP, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered an alternative to net income under GAAP for purposes of evaluating the Company's results of operations. EBITDA is not necessarily comparable with similarly-titled measures for other companies.

(2)	Adjusted EBITDA is calculated as follows:

EBITDA	$(9,219)	$(4,040)	$(7,351)	$14,355
EBITDA adjustments:
Litigation costs	(5)	—	2,189	—
Severance and related costs	411	303	1,702	303
Portrait Gallery costs	750	—	1,302	—
Bella Pictures Acquisition costs	216	—	1,107	—
Translation (gain) loss	263	(146)	193	(726)
Other transition-related costs - PCA Acquisition	64	99	157	348
Kiddie Kandids integration costs	12	264	(93)	1,178
Early termination fee	—	—	—	(480)
Gain on sale of Brampton facility	—	9	—	(1,473)
Other	(1)	—	62	21

Adjusted EBITDA	$(7,509)	$(3,511)	$(732)	$13,526

(3) EBITDA margin represents EBITDA, as defined in (1), stated as a percentage of sales.
(4) Adjusted EBITDA margin represents Adjusted EBITDA, as defined in (2), stated as a percentage of sales.

(5) As required by the SEC's Regulation G, a reconciliation of EBITDA, a non-GAAP liquidity measure, with the most directly comparable GAAP liquidity measure, cash flow from continuing operations follows:

	16 Weeks Ended		40 Weeks Ended
	November 12, 2011	November 13, 2010	November 12, 2011	November 13, 2010

EBITDA	$(9,219)	$(4,040)	$(7,351)	$14,355
Income tax benefit	7,950	5,474	9,550	3,082
Interest expense	(1,286)	(883)	(2,560)	(3,209)
Adjustments for items not requiring cash:
Deferred income taxes	(7,221)	(5,816)	(10,684)	(4,418)
Deferred revenues and related costs	1,413	4,371	2,608	5,033
Other, net	1,460	630	2,983	548
Decrease (increase) in current assets	(7,823)	(6,588)	(7,692)	(6,433)
Increase (decrease) in current liabilities	6,810	10,929	3,585	6,426
Increase (decrease) in current income taxes	(1,757)	222	(2,485)	564

Cash flows from continuing operations	$(9,673)	$4,299	$(12,046)	$15,948

...more

CPI CORP.
CONSOLIDATED BALANCE SHEETS
NOVEMBER 12, 2011 AND NOVEMBER 13, 2010
(In thousands)

	November 12, 2011	November 13, 2010
Assets

Current assets:
Cash and cash equivalents	$4,589	$9,631
Other current assets	38,903	36,458
Net property and equipment	33,190	36,149
Intangible assets	57,710	59,366
Other assets	20,969	22,724

Total assets	$155,361	$164,328

Liabilities and stockholders' (deficit) equity

Current liabilities	$131,220	$55,253
Long-term debt obligations	—	68,000
Other liabilities	27,743	35,353
Stockholders' (deficit) equity	(3,602)	5,722

Total liabilities and stockholders' (deficit) equity	$155,361	$164,328

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